Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

State Bank Financial Corporation

Atlanta, GA

We consent to the incorporation by reference in the registration statement (No. 333-176049) on Form S-8 of State Bank Financial Corporation of our reports dated March 15, 2012, with respect to the consolidated financial statements of State Bank Financial Corporation and Subsidiary and the effectiveness of internal control over financial reporting, which reports appear in State Bank Financial Corporation’s 2011 Annual Report on Form 10-K.

Atlanta, Georgia
March 15, 2012